Exhibit 9(c)

                        CitiFunds Tax Free Income Trust
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                                     __________ __, 1998

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

      Re: CitiFunds Tax Free Income Trust - Transfer Agency and
            Service Agreement

Ladies and Gentlemen:

      This letter serves as notice that CitiFunds California Tax Free Income Portfolio (the "Fund") is added to the list of series of CitiFunds Tax Free Income Trust (formerly known as "Landmark New York Tax Free Income Fund") (the "Trust") to which State Street Bank and Trust Company ("State Street") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of September 8, 1986 (the "Agreement") between the Trust and State Street.

      Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreement.

                                    CITIFUNDS TAX FREE INCOME TRUST


                                    By:__________________________

                                    Title:_______________________


Acknowledgment:

STATE STREET BANK AND TRUST COMPANY


By:___________________________

Title:________________________